Exhibit 99.1

Build Acquisition Corp. Announces the Separate Trading of Its Class A Common Stock and Warrants, Commencing on May 7, 2021

AUSTIN, Texas—(BUSINESS WIRE)— Build Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 20,000,000 units completed on March 19, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on May 7, 2021. Class A common stock and warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “BGSX” and “BGSX.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on the NYSE under the symbol “BGSX.U.”

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained for free from the Securities and Exchange Commission (the “SEC”) website at www.sec.gov or by contacting Cowen and Company , LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, telephone at (833) 297-2926, email at PostSaleManualRequests@broadridge.com or from Allen & Company LLC, 711 5th Avenue, New York, NY 10022, Attn: Prospectus Department, telephone: (212) 339-2220, or email: allenprospectus@allenco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Build Acquisition Corp.

Build Acquisition Corp., led by Lanham Napier, Zeynep Young and Tanner Cerand as well as board members Noam Ohana, Owen Van Natta and James C. Weaver, is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the software and technology-enabled services industries in North America.

Forward-Looking Statements

This press release may include statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Any forward-looking statement in this press release speaks only as of the date of this press release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts

Investor Contact:

Build Acquisition Corp.

Tanner Cerand

tanner@buildgroup.com

Source: Build Acquisition Corp.